                                                                     EXHIBIT 2.3

                                ESCROW AGREEMENT
                                ----------------

          This Escrow Agreement is entered into as of December 30, 1999, by and among SeaChange International, Inc., a Delaware corporation (the "Buyer"), Digital Video Arts, Ltd., a Delaware corporation (the "Company"), the shareholders listed on the signature pages hereto ("Sellers" and individually a "Seller"), and State Street Bank and Trust Company (the "Escrow Agent").

          WHEREAS, pursuant to a Stock Purchase Agreement dated as of the date hereof by and among the Buyer, Corum Group, Ltd., the Company and the Sellers (the "Stock Purchase Agreement"), Buyer is acquiring all of the issued and outstanding shares of the capital stock of the Company from the Sellers in exchange for shares of the Common Stock, par value $.01 per share, of Buyer (the "Buyer Stock");

          WHEREAS, Buyer, the Company, and certain of their respective affiliates (the "Buyer Persons") are to be indemnified against breaches of the Sellers' representations, warranties and agreements made in the Stock Purchase Agreement (the "Escrow"), subject, however, to the limitations set forth in the Stock Purchase Agreement; and

          WHEREAS, as provided for in the Stock Purchase Agreement, to provide for the payment of such indemnification, the Sellers have agreed to permit shares representing ten percent (10%) of the shares of the Buyer Stock (other than the Corum Shares) issuable to them pursuant to Sections 1.2 (Consideration and Payment) and 1.4 (Deliveries and Proceedings at the Closing) of the Stock Purchase Agreement to be held in escrow as hereinafter provided to satisfy the Escrow (together with any capital stock or equity interests issued by the Buyer after the date hereof in the form of a stock dividend or recapitalization affecting the shares of the Buyer Stock otherwise held in Escrow, the "Escrow Shares" which together with the cash proceeds from the sale of any Escrow Shares pursuant to Section 7 (Additional Property Subject to Escrow) hereof and held in the escrow account established hereby, including any investment earnings received from the investment thereof and held pursuant to Section 7 (Additional Property Subject to Escrow) hereof, are collectively referred to as the "Escrow Property").

          NOW, THEREFORE, in consideration of the foregoing and the mutual promises of the parties herein contained, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

          1.   Defined Terms.  Capitalized terms used in this Agreement and not
               -------------
otherwise defined herein shall have the meanings ascribed to them in the Stock Purchase Agreement.

          2.   Appointment and Agreement of Escrow Agent. The Buyer, the Company
               -----------------------------------------
and the Sellers hereby appoint the Escrow Agent to serve as, and the Escrow Agent hereby agrees to act as, escrow agent upon the terms and conditions of this Agreement.

     3.   Indemnification.  The parties agree that this Agreement shall secure
          ---------------
the right of indemnification of the Buyer and the Company from and against damages as specified in Article VII (Indemnification) of the Stock Purchase Agreement ("Buyer Damages") by the Sellers upon the terms and subject to the limitations set forth in Article VII (Indemnification) of the Stock Purchase Agreement.

     4.   Establishment of Escrow; Escrow Fund.  Promptly following the Closing,
          ------------------------------------
Buyer shall deliver to the Escrow Agent one (1) stock certificate which shall be registered on Buyer's corporate books in the name of the Escrow Agent (or its nominee), for the account of the Sellers in the amounts set forth on Annex A
                                                                     -------
attached hereto, which shall represent the Escrow Shares and be held in an account designated as "Digital Escrow Account." The Digital Escrow Account is sometimes hereinafter referred to as the Escrow Fund. All Escrow Shares shall be held by the Escrow Agent for the benefit of the Sellers and shall not be disposed of by the Escrow Agent except as otherwise provided herein. The name and address of each Seller and the number of Escrow Shares held for the benefit of each such Seller as of the date hereof is set forth on Annex A attached
                                                          -------
hereto. For purposes of this Agreement, a Seller's "Pro Rata Portion" shall refer to the ratio of (i) the Escrow Property held for the account of a particular Seller to (ii) the Escrow Property held for the account of all Sellers. All payments to the Buyer Persons from the Escrow Fund in respect of Buyer Damages with respect to which it has been determined that such Indemnified Parties are entitled to indemnification pursuant to this Agreement and the Stock Purchase Agreement, if any, shall be made with respect to each Seller first, from the Escrow Share Equivalents and the investment proceeds thereon that are attributable to such Seller that are then held by the Escrow Agent and, second, in the form of Buyer Stock deposited with the Escrow Agent hereunder (which shall be valued at the Fair Market Value provided in Section 1.2 (Consideration and Payment) of the Stock Purchase Agreement, which Fair Market Value shall be certified in writing to the Escrow Agent by the Buyer and the Sellers). After each Seller's account hereunder has been established, all debits thereto required hereunder shall be made in accordance with each such Seller's Pro Rata Portion of each indemnification payment made from the Escrow Fund in accordance with the terms of this Agreement, provided, however, that to the extent that the indemnification payment relates to the liability of a particular Seller for a breach of any of the representations and warranties contained in Article II (Representations and Warranties of the Company and the Sellers) or IIA (Additional Representations and Warranties of Sellers) of the Stock Purchase Agreement in each case as specified in the related Claim Notice, then such debits shall be made against such Sellers' account and the Pro Rata Portions of each Seller shall be adjusted accordingly. The respective interests of the Sellers in the Escrow Fund shall not be transferable or assignable, other than
(i) by operation of law or (ii) in connection with the assignment or transfer to a partner, stockholder, member, affiliate or family member of the Seller, or to any trust or limited or general partnership for the benefit of any such family member of the Seller, provided each such transferee agrees in a written instrument delivered to the Escrow Agent and the Buyer to be bound by the provisions of this Agreement as a Seller. Notice of any assignment or transfer shall be given to the Escrow Agent and the Buyer, and no assignment or transfer shall be valid until such notice is given.

     5.   Voting Rights.  In the event of a meeting or written action of
          -------------
stockholders of Buyer during the term of this Escrow Agreement, the Escrow Agent shall send to the Sellers copies of any notices, proxies and proxy material received by it in connection with such meeting. Buyer hereby undertakes to independently furnish copies of all such notices, proxies and proxy materials directly to each Seller and to cooperate with the Sellers and the Escrow Agent to facilitate the exercise by Sellers of voting rights in the Escrow Shares. Upon request of the Sellers, the Escrow Agent shall execute and deliver a proxy authorizing them to vote the whole number of their Escrow Shares.

     6.   Dividends and Distributions.  All dividends and other distributions
          ---------------------------
or rights paid on or granted with respect to the Escrow Shares shall be added to the related Seller's Pro Rata Portion of the Escrow Fund in accordance with
Section 4 (Establishment of Escrow; Escrow Fund) and shall be held hereunder upon the same terms as the Escrow Shares. Any cash in the Escrow Fund resulting from dividends or distributions with respect to the Escrow Shares shall be invested by the Escrow Agent in the State Street Insured Money Market Account, and any interest or earnings thereon shall be allocated for tax purposes to the Sellers in accordance with their respective interests in the related Escrow Shares.

     7.   Additional Property Subject to Escrow.
          -------------------------------------

          (a) At any time beginning on the date that the post-closing results of at least thirty (30) days combined operations of Buyer and the Company have been published (the "Permitted Sale Date"), and subject to any restrictions,
                     -------------------
if any, on resale arising under federal or state securities laws, a Seller may effect a sale of any or all of such Seller's Pro Rata Portion of the Escrow Shares by written direction given to the Escrow Agent provided that: (A) such Seller shall certify to the Escrow Agent that the Permitted Sale Date has passed, (B) the written directions given to the Escrow Agent by such Seller shall be subject to Section 7(d) below, and (C) the net proceeds of such sale of Escrow Shares shall be paid to the Escrow Agent and deposited into the Escrow Fund and become part of the Escrow Property. All related transaction charges and out-of-pocket expenses (or reasonably estimated allocable portions thereof) directly associated with a sale of Escrow Shares shall be paid from the proceeds of the sale. The Sellers may direct the sales of Escrow Shares pursuant to this
Section 7(a) at any time or times after the Permitted Sale Date.

          (b) Net proceeds of the sale of any Escrow Shares deposited into the Escrow Account pursuant to Section 7(a) hereof shall be retained in the Escrow Fund and invested by the Escrow Agent in the State Street Insured Money Market Account. Such proceeds and any interest or earnings thereon shall be allocated (including for tax purposes) to the portion of the Escrow Fund attributable to the individual Seller directing such sale.

          (c) Any sale direction given by a Seller pursuant to Section 7(a) above shall: (A) specify the number of Escrow Shares to be sold, (B) if applicable, identify the brokerage firm such Seller requests the Escrow Agent to use, and (C) set forth all necessary instructions (including stop loss or minimum price per share instructions) as necessary to satisfy the required net proceeds per share requirements set forth in clause (C) of Section 7(a) above, together with any other instruction as the Escrow Agent reasonably may require in order to carry out the sale. The Escrow Agent shall be entitled to rely conclusively, in good faith, upon such direction and shall be under no obligation to evaluate or exercise any judgment with respect to any such instruction received from such Seller.

          (d) The Escrow Agent shall have no responsibility in connection with a sale other than to make delivery of the Escrow Shares in accordance with the instructions received from such Seller and to deposit into the Escrow Account the net sale proceeds received from the sale. The Escrow Agent shall have no liability for any actions or omissions of any brokerage firm, if any, included in such instructions, and shall have no liability for the price or execution achieved (other than resulting from its own gross negligence or willful misconduct). Without limiting the foregoing, the Sellers acknowledge that (A) the Escrow Shares may need to be sent to a transfer agent to be reissued in saleable form, (B) the Escrow Shares may contain or be subject to transfer restrictions that may limit their marketability and impose restrictions upon the number or types of purchasers to whom they can be offered or sold, (C) the Escrow Agent shall have no liability for any failure or delay (or any price change during any such delay) on the part of a Seller or any transfer agent, or caused by any necessary registration or delivery procedures, or compliance with any applicable transfer restrictions, in connection with the transfer of such Escrow Shares, and (D) the Escrow Agent shall have no liability if the actual net proceeds received per share are less than the Fair Market Value provided in
Section 1.2 (Consideration and Payment) of the Stock Purchase Agreement.

          (e) In any agreement entered into by the Escrow Agent with any brokerage firm (which may be affiliated with the Escrow Agent, as selected by the Escrow Agent without liability on its part, taking into consideration the brokerage firm requested by a Seller as provided above), pursuant to Sections 7(c) and (d), if applicable, the Escrow Agent shall be entitled to enter into such agreement on terms providing that the brokerage firm shall use its "best efforts" to effect a sale. The Escrow Agent shall be indemnified by the Sellers hereunder for any costs, expenses and risks associated therewith or arising thereunder (other than resulting from its own gross negligence or willful misconduct).

          (f) In addition to any applicable fees set forth on the fee schedule attached hereto as Attachment B, the net sale proceeds of any sale of Escrow Shares received by the Escrow Agent shall be subject to a $500.00 (per sale order) fee payable to the Escrow Agent from such sale proceeds for the proration of the net sales price, individual 1099-B reporting and related administration (the "Sales Administration Fee").

          (g) For purposes of this Agreement, an "Escrow Share Equivalent" shall refer to the net sale proceeds from the sale of a share of Buyer Stock previously held in the Escrow Fund and sold pursuant to this Section 7. The parties agree that the calculation of Escrow Share Equivalent amounts shall be made with respect to each Seller on a first in first out basis.

     8.   Cash Proceeds.  With respect to any net sale proceeds of any sale of
          -------------
Escrow Shares held in the Escrow Account from time to time:

          (i)    Tax Reporting. For tax reporting purposes, all income or gain
                 -------------
                 from the sale of Escrow Shares in any tax year shall be reported as allocable to the Sellers directing such sales according to their relative ownership of Escrow Share Equivalents;

          (ii)   Certification of Taxpayer Identification Number.  The Sellers
                 -----------------------------------------------
                 shall provide a certified tax identification number by signing and returning a Form W-9 (or Form W-8, in case of non-U.S. persons) to the Escrow Agent prior to the earlier of 30 days after the date of this Agreement or the date on which any sale proceeds held as part of the Escrow Property is credited to the Escrow Account. The Sellers understand that, in the event their tax identification numbers are not certified to the Escrow Agent, the Internal Revenue Code, as amended from time to time, may require the withholding of a portion of any gain or other income related to the sale of Escrow Shares.

          (iii)  Tax Indemnification.  The Sellers agree, jointly and severally,
                 -------------------
                 (1) to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to any payment or distribution of the Escrow Property or performance of other activities under this Agreement, withholding and other taxes, assessments or other governmental reporting that may be required under any laws or regulations that may be applicable in connection with its acting as Escrow Agent under the Agreement, (2) to instruct the Escrow Agent in writing with respect to the Escrow Agent's responsibility for withholding and other taxes, assessments or other governmental charges, and to instruct the Escrow Agent with respect to any certifications and governmental reporting that may be required under any laws or regulations that may be applicable in connection with its acting as Escrow Agent under this Agreement and (3) to indemnify and hold the Escrow Agent harmless from any liability or obligation on account of taxes, assessments, additions for late payment, interest, penalties, expenses and other governmental charges that may be assessed or asserted against the Escrow Agent in connection with or relating to any payment made or other activities performed under the terms of this Agreement, including without limitation any liability for the withholding or deduction of (or the failure to withhold or deduct) the same, and any liability for failure to obtain proper certifications or to report properly to governmental authorities in connection with this Agreement, including costs and expenses (including reasonable legal fees and expenses), interest and penalties. The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement.

     9.   Administration of Escrow Fund.  The Escrow Agent shall administer the
          -----------------------------
Escrow Fund as follows:

          (a) If a Buyer Person has incurred or suffered Buyer Damages for which it is entitled to indemnification under Article VII (Indemnification) of the Stock Purchase Agreement, the Buyer Person shall, prior to 5:00 p.m. Boston time on December 30, 2000 in connection with claims made pursuant to the Escrow (the "Termination Date") deliver written notice of such claim (a "Claim Notice") to the Escrow Agent and those Sellers obligated to indemnify the Buyer Person from and against such Buyer Damages pursuant to Article VII (Indemnification) of the Stock Purchase Agreement. Each Claim Notice shall state the amount of claimed Buyer Damages (the "Claimed Amount") and the basis for such claim.

          (b) Within 20 days after delivery of a Claim Notice, the Sellers so notified shall deliver to the Buyer Person, with a copy to the Escrow Agent, a written response (the "Response Notice") in which such Sellers shall: (i) agree that all of the Claimed Amount may be released from the Escrow Fund to the Buyer Person, (ii) agree that part, but not all, of the Claimed Amount (the "Agreed Amount") may be released from the Escrow Fund to the Buyer Person or (iii) contest that any of the Claimed Amount may be released from the Escrow Fund to the Buyer Person. Any of the Sellers may contest the release from escrow of all or a portion of the Claimed Amount only based upon a good faith belief that all or such portion of the Claimed Amount does not constitute Buyer Damages for which the Buyer Person is entitled to indemnification under Article VII (Indemnification) of the Stock Purchase Agreement. If no Response Notice is delivered by such Sellers and received by the Escrow Agent within such 20-day period, such Sellers shall be deemed to have agreed that all of the Claimed Amount may be released to the Buyer Person from the Escrow Fund.

          (c) If the Sellers in the Response Notice unanimously agree (or are deemed to have agreed) that all of the Claimed Amount may be released from the Escrow Fund to the Buyer Person, the Escrow Agent shall promptly be given written instructions from the Buyer and the Sellers to disburse to the Buyer Person from the Escrow Fund an amount equal to the Claimed Amount (or such lesser amount as is then held in the Escrow Fund) and the Escrow Agent shall follow such written instructions and shall retain the balance, if any, in the Escrow Fund.

          (d) If the Sellers in the Response Notice agree that part, but not all, of the Claimed Amount may be released from the Escrow Fund to the Buyer Person, the Escrow Agent shall promptly be given written instructions from the Buyer and the Sellers to disburse to the Buyer Person from the Escrow Fund an amount equal to the Agreed Amount set forth in such Response Notice (or such lesser amount as is then held in the Escrow Fund) and the Escrow Agent shall follow such written instructions and shall retain the balance, if any, in the Escrow Fund.

          (e)  If the Escrow Agent receives instructions pursuant to this
Section 9 to release all or a portion of the Claimed Amount, such distribution (the "Distributable Amount") shall with respect to each Seller, be made:

          (i) first from any cash attributable to the Seller that is then held in the Escrow Account, provided, however, that the actual amount of such Distributable Amount shall be equal to the amount of such cash then held in the Escrow

               Fund received from the proceeds of the sale of that number of Escrow Shares having a Fair Market Value (as defined in Section
               1.2 (Consideration and Payment) of the Stock Purchase Agreement) and the investment earnings then held in the Escrow Account from the investment of such cash proceeds, with such cash amount deemed equal to such Distributable Amount (notwithstanding that the actual amount of such cash proceeds may be more than, or less than, the Distributable Amount); and

          (ii) thereafter be made from that number of Escrow Shares having a Fair Market Value (as defined in Section 1.2 (Consideration and Payment) of the Stock Purchase Agreement) equal to such Distributable Amount not otherwise satisfied pursuant to subsection (i) above.

To the extent required to satisfy the release of the Claimed Amount or Agreed Amount, as applicable, the Escrow Agent shall deliver, as soon as practicable, to Buyer's transfer agent (the "Transfer Agent") the Escrow Shares in exchange for a new stock certificate representing a number of shares of Buyer Stock (which will remain Escrow Shares) equal to the number of Escrow Shares previously held by the Escrow Agent, less the number of Escrow Shares having a Fair Market Value (as defined in Section 1.2 (Consideration and Payment) of the Stock Purchase Agreement) equal to the Claimed Amount or the Agreed Amount, as the case may be, and not otherwise satisfied by a cash payment in the manner contemplated in this Section 9. Subject to the limitation set forth in Section 4 (Establishment of Escrow; Escrow Fund) hereto, upon any distribution of Escrow Property to Buyer in satisfaction of a Claim Notice by the Escrow Agent, the amount of Escrow Property held for the account of each Seller will be reduced by its Pro Rata Portion of the Escrow Property distributed to satisfy the Claim Notice. Any fractional interests will be carried forward until the distribution of Escrow Property to the Sellers, at which time fractional interests will be rounded in the discretion of Buyer.

          (f) If any of the Sellers in the Response Notice contest the release of all or part of the Claimed Amount (the "Contested Amount"), the matter shall be settled by binding arbitration in Boston, Massachusetts. All claims shall be settled by three arbitrators in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the "AAA Rules"). Such Sellers and the Buyer Person shall each designate one arbitrator within 15 days of the delivery of the Sellers' Response Notice contesting the Claimed Amount. The Sellers and the Buyer Person shall cause such designated arbitrators mutually to agree upon and to designate a third arbitrator; provided, however, that (i) failing such agreement within 45 days of delivery of the Sellers' Response Notice, the third arbitrator shall be appointed in accordance with the AAA Rules and (ii) if either the Sellers or the Buyer Person fail to timely designate an arbitrator, the dispute shall be resolved by the one arbitrator timely designated. Such Sellers and the Buyer Person shall pay the fees and expenses of their respectively designated arbitrators and shall bear equally the fees and expenses of the third arbitrator. The Sellers and the Buyer Person shall cause the arbitrators to decide the matter to be arbitrated pursuant hereto within 60 days after the appointment of the last arbitrator. The arbitrators' decision shall relate solely to whether the Buyer Person is entitled to receive the Contested

Amount (or a portion thereof) pursuant to the applicable terms of the Stock Purchase Agreement and this Agreement. The final decision of the majority of the arbitrators shall be furnished to the Sellers, the Buyer Person and the Escrow Agent in writing and shall constitute a conclusive determination of the issue in question, binding upon such Sellers, the Buyer Person and the Escrow Agent and shall not be contested by any of them. Such decision may be used in a court of law only for the purpose of seeking enforcement of the arbitrators' award. After delivery of a Response Notice that the Claimed Amount is contested by such Sellers, the Escrow Agent shall continue to hold in the Escrow Fund an amount sufficient to cover the Contested Amount (up to the amount then available in the Escrow Fund), notwithstanding the occurrence of the Termination Date, until (i) delivery of a copy of a settlement agreement executed by the Buyer Person and such Sellers setting forth instructions to the Escrow Agent as to the disbursements, if any, that shall be made with respect to the Contested Amount or (ii) delivery of a copy of the final award of the majority of the arbitrators setting forth instructions to the Escrow Agent as to the disbursements, if any, that shall be made with respect to the Contested Amount. The Escrow Agent shall thereupon disburse amounts from the Escrow Fund (to the extent such amounts are then held in the Escrow Fund) to the Buyer Person in accordance with such agreement or instructions.

     10.  Release of Escrow Fund.
          ----------------------

          Promptly after the Termination Date, the Escrow Agent shall, upon receipt of written instructions signed jointly by the Buyer and the Sellers, deliver the stock certificate representing the Escrow Shares to the Transfer Agent in exchange for:

     (A) stock certificates for and in the name of each Seller representing each Seller's Pro Rata Portion of the Escrow Shares then held in escrow to the extent such Pro Rata Portion is attributable to Escrow Shares and not Escrow Share Equivalents or investment proceeds thereon;

     (B) if applicable, a new stock certificate in the name of the Escrow Agent representing the aggregate number of Escrow Shares as to which Claim Notices are outstanding and not resolved.

     Upon receipt of such stock certificates from the Transfer Agent, the Escrow Agent will promptly deliver (i) such stock certificates for and in the name of the Sellers and (ii) a check payable to a Seller representing that cash balance held by the Escrow Agent attributable to such Seller including Escrow Share Equivalents and any other Escrow Property at such address as each Seller shall direct. Buyer shall take its best efforts to cause the Transfer Agent to deliver such certificates to the Sellers in the manner provided for herein.

     Notwithstanding the foregoing, if a Buyer Person has previously given a Claim Notice relating to the Escrow which has not then been resolved in accordance with Section 9 (Administration of Escrow Fund), the Escrow Agent shall direct the Transfer Agent to reduce pro rata the number of shares and the amount of the cash payment otherwise payable to the Sellers pursuant to this
Section 10 such that the Escrow Agent retains in escrow after the Termination

Date an amount sufficient to cover the Claimed Amount which has not then been resolved. Once all remaining indemnification claims under Article VII (Indemnification) of the Stock Purchase Agreement have been resolved, the Escrow Agent shall distribute, if any, the remaining Escrow Shares, Escrow Share Equivalents, Escrow Property and cash held by the Escrow Agent in the manner such distribution would otherwise have been made pursuant to this Section 10 had such Claimed Amount that remained unresolved at the Termination date been resolved prior to the Termination Date.

     11.  Termination.  Unless sooner terminated by mutual written agreement of
          -----------
the Buyer and the Escrow Agent, this Agreement shall terminate upon the later of the Termination Date or the distribution of all of the Escrow Shares in accordance with the terms of this Agreement.

     12.  Fees and Expenses.  Except as otherwise set forth in Section 7(a) and
          -----------------
(f) hereof, Buyer agrees to pay the Escrow Agent's reasonable expenses incurred in connection with its acceptance of this Agreement and performance of the services required hereunder.

     13.  Duties and Responsibilities of Escrow Agent.
          -------------------------------------------

          (a) The Buyer and the Sellers acknowledge and agree that the Escrow Agent (i) shall not be responsible for any of the agreements referred to herein but shall be obligated only for the performance of such duties as are specifically set forth in this Agreement; (ii) shall not be obligated to take any legal or other action hereunder which might in its judgment involve any expense or liability unless it shall have been furnished with acceptable indemnification; (iii) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction, instrument, statement, request or document furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper person, and shall have no responsibility for determining the accuracy thereof, and (iv) may consult counsel satisfactory to it, including in-house counsel, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion of such counsel.

          (b) Neither the Escrow Agent nor any of its directors, officers or employees shall be liable to anyone for any action taken or omitted to be taken by it or any of its directors, officers or employees hereunder except in the case of gross negligence or willful misconduct. The Buyer and the Sellers, jointly and severally, covenant and agree to indemnify the Escrow Agent and hold it harmless without limitation from and against any loss, liability or expense of any nature incurred by the Escrow Agent arising out of or in connection with this Agreement or with the administration of its duties hereunder, including but not limited to legal fees and other costs and expenses of defending or preparing to defend against any claim or liability in the premises, unless such loss, liability or expense shall be caused by the Escrow Agent's willful misconduct or gross negligence. In no event shall the Escrow Agent be liable for indirect, special or consequential damages.

          (c) Buyer and the Sellers, jointly and severally, agree to indemnify and hold the Escrow Agent harmless from and against any taxes, additions for late payment, interest, penalties and other expenses, that may be assessed against the Escrow Agent on any payment of amounts under this Agreement. Buyer and the Sellers undertake to instruct the Escrow Agent in writing with respect to the Escrow Agent's responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting in connection with its acting as Escrow Agent under this Agreement. Buyer and the Sellers, jointly and severally, agree to indemnify and hold the Escrow Agent harmless from any liability on account of taxes, assessments or other governmental charges, including without limitation, the withholding or deduction or the failure to withhold or deduct same, and any liability for failure to obtain proper certifications or to properly report to governmental authorities, to which the Escrow Agent may be or become subject in connection with or which arises out of this Agreement, including costs and expenses (including reasonable attorneys' fees), interest and penalties. The provisions of paragraph (b) and
(c) shall survive the termination of this Agreement.

     14.  Resignation of Escrow Agent.  The Escrow Agent may at any time resign
          ---------------------------
as Escrow Agent hereunder by giving sixty (60) days' prior written notice of resignation to the Buyer and the Sellers and thereafter shall deliver the Escrow Shares to such substitute Escrow Agent as Buyer and Sellers shall jointly direct in writing. If such direction to deliver a substitute Escrow Agent is not received by the Escrow Agent within sixty (60) days after mailing such notice of registration, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor escrow agent.

     15.  Successors and Assigns.  This Agreement shall inure to the benefit of
          ----------------------
and be binding upon the successors, assigns, heirs and personal representatives of the parties hereto. No party may assign its rights or delegate its duties hereunder without the prior written consent of the other parties hereto.

     16.  Force Majeure.  Neither the Buyer nor the Sellers nor Escrow Agent
          -------------
shall be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other natural disasters.

     17.  Notices.  Any notice to a party hereto pursuant to this Agreement
          -------
shall be in writing and shall be delivered by hand, telecopied or mailed by first class certified or registered mail, return receipt requested, postage prepaid;

     (a)  If to Buyer, to:

     SeaChange International, Inc.
     124 Acton Street
     Maynard, MA 01754
     Telecopier No.: (978) 897-9590
     Attention: William L. Fiedler

     With a required copy to:

     Testa, Hurwitz & Thibeault, LLP
     125 High Street
     Boston, MA 02110
     Telecopier No.: (617) 248-7100
     Attention: William B. Simmons, Jr., Esq.

     (b) if to the Company, to:

     Digital Video Arts, Ltd.
     715 Twining Road, Suite 107
     Dresher, PA 19025
     Telecopier No.: (215) 576-7932
     Attention:  George E. Breen

     With a required copy to:

     Pepper Hamilton LLP
     3000 Two Logan Square
     Eighteenth and Arch Streets
     Philadelphia, Pennsylvania 19103-2799
     Telecopier No: (215) 981-4750
     Attention:  Michael H. Friedman, Esq.

     (c) if to the Sellers, to their addresses set forth on Annex A hereto.
                                                            -------

     (d) If to the Escrow Agent, to:

     State Street Bank and Trust Company
     Global Investor Services Group
     Corporate Trust Division
     P.O. Box 778
     Boston, MA 02102-0778
     Attention:  Digital Escrow Account
     Telecopier No.: (617) 662-1466
     Telephone No.: (617) 662-1802

     Courier Address:

     2 Avenue de Lafayette-6/th/ Floor
     Boston, MA 02110
or to such other address or individuals as may be designated by notice given by any party to the others.

     Notices provided in accordance with this Section 15 shall be deemed delivered upon personal delivery or, if mailed, 3 business days following the deposit thereof in the mail, provided that any notice required to be delivered to the Escrow Agent hereunder shall be deemed received by it only upon actual receipt.

     18.  Entire Agreement.  This Agreement, including Annex A hereto, together
          ----------------                             -------
with the Stock Purchase Agreement and its Exhibits and Schedules embodies the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

     19.  Amendments and Waivers.  Except as otherwise expressly set forth in
          ----------------------
this Agreement, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of all of the parties hereto. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

     20.  Counterparts.  This Agreement may be executed in several counterparts,
          ------------
each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     21.  Headings.  The headings of the sections, subsections, and paragraphs
          --------
of this Agreement have been added for convenience only and shall not be deemed to be a part of this Agreement.

     22.  Severability.  The individuality or unenforceability of any provision
          ------------
of this Agreement shall not affect the validity or enforceability of any other provision.

     23.  Governing Law.  This Agreement shall be governed by and construed in
          -------------
accordance with the laws of the State of Delaware, exclusive of reference to rules and principles of conflicts of law.

     24.  Reproduction of Documents.  This Agreement and all documents relating
          -------------------------
thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, and (b) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

     25.  Consent to Jurisdiction and Service.  Each of the Interested Parties
          -----------------------------------
hereby absolutely and irrevocably consents and submits to the jurisdiction of the courts in the Commonwealth of Massachusetts and of any Federal court located in said Commonwealth in connection with any actions or proceedings brought against any of the Interested Parties (or each of them) by the Escrow Agent arising out of or relating to this Escrow Agreement. In any such action or proceeding, the Interested Parties each hereby absolutely and irrevocably (i) waives any objection to jurisdiction or venue, (ii) waives personal service of any summons, complaint, declaration or other process, and (iii) agrees that the service thereof may be made by certified or registered first-class mail directed to such party, as the case may be, at their respective address in accordance with Section 17 (Notices) hereof.

     26.  Dispute Resolution.  It is understood and agreed that should any claim
          ------------------
be made upon the Escrow Agent or the Escrow Fund by a third party, the Escrow Agent upon receipt of notice of such dispute or claim is authorized and shall be entitled (at its sole option and election) to retain in its possession without liability to anyone, all or any of said Escrow Fund until such dispute shall have been settled either by the mutual written agreement of the parties involved or by a final order, decree or judgment of a court in the United States of America, the time for perfection of an appeal of such order, decree or judgment having expired. The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to the Escrow Fund.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                                    ESCROW AGENT:

                                    STATE STREET BANK AND TRUST COMPANY

                                    By: /s/ Chi C. Ma
                                       ---------------------------
                                        Name:  Chi C. Ma
                                        Title:  Vice President


                                    BUYER:

                                    SEACHANGE INTERNATIONAL, INC.

                                    By: /s/ William C. Styslinger, III
                                       --------------------------------
                                        Name: William C. Styslinger, III
                                        Title: President, Chief Executive
                                                  Officer and Chairman


                                    COMPANY

                                    DIGITAL VIDEO ARTS, LTD.


                                    By: /s/ George Breen
                                       -----------------------------
                                        Name:  George Breen
                                        Title: President


                                    SELLERS:

                                    INNOTECH CORPORATION

                                    By: /s/ Larry M. Yoshida
                                       -----------------------------
                                        Name:  Larry M. Yoshida
                                        Title: President and Chief Executive
                                               Officer

                                    INNO MICRO CORPORATION


                                    By: /s/ Yasuo Ryumae
                                       ------------------------------
                                        Name:  Yasuo Ryumae
                                        Title: President and Chief Executive
                                               Officer

                                      /s/ George E. Breen
                                     --------------------------------
                                      George E. Breen

                                      /s/ Stephen Kraiman
                                     ---------------------------------
                                      Stephen Kraiman

                                                        ANNEX A
                                                        -------


                            Escrow
Shareholder                 Shares            Mailing Address
-----------                 ------            ---------------
George E. Breen             15,020       715 Twining Road, Suite 107
                                         Dresher, PA 19025

Stephen Kraiman             10,013       715 Twining Road, Suite 107
                                         Dresher, PA 19025

Inno Micro Corporation       1,251       2-13-13 Shinyokohama, Kouhoku-Ku
                                         Yokohama-Shi
                                         Kanagawa 222
                                         Japan

InnoTech Corporation         5,007       2-13-13 Shinyokohama, Kouhoku-Ku
                                         Yokohama-Shi
                                         Kanagawa 222
                                         Japan

Totals:                     31,291